Exhibit 15.(a).
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8: File Nos. 333-132846, 333-124700, 333-115284, 333-105401, 333-90900, 333-14098, 333-13932, 333-13498, 333-13170, 333-12974, 333-12628, 333-12364, 333-11690, 333-10514, 333-10446, 333-08180, and 33-93770 of Nokia Corporation of our report dated March 12, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.
/s/ PRICEWATERHOUSECOOPERS OY

PricewaterhouseCoopers Oy
Espoo, Finland
March 12, 2007